Exhibit 2.1

AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Amendment to Membership Interest Purchase Agreement (the “Amendment”), dated as of September 28, 2012 (the “Effective Date”), is entered into among Foundation Healthcare Affiliates, LLC, an Oklahoma limited liability company (“Seller”), TSH Acquisition, LLC, a Delaware limited liability company (“Buyer”), and Graymark Healthcare, Inc., an Oklahoma corporation (“Parent” and together with the Seller and Buyer, the “Parties”).

RECITALS

WHEREAS, Seller and Buyer entered into that certain Membership Interest Purchase Agreement dated as of August 13, 2012 (the “Purchase Agreement”), by which Seller agreed to sell and Buyer agreed to purchase (i) all of the issued and outstanding membership interests in Foundation Surgery Affiliates, LLC, a Nevada limited liability company, and (ii) all of the issued and outstanding membership interests in Foundation Surgical Hospital Affiliates, LLC, a Nevada limited liability company, all as more particularly described in the Purchase Agreement.

WHEREAS, the Parties desire to amend the Purchase Agreement to include the Seller’s receipt of consent to the consummation of the transaction contemplated by the Agreement from Tyche Health Enterprises, LLC, the holder of preferred interests in certain Subsidiaries of Seller as an express condition to Closing, among other things.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual rights and obligations hereunder, the Parties hereby agree as follows:

1. Purchase Agreement. The Parties agree that the Purchase Agreement is in full force and effect. All capitalized terms used in, and not otherwise defined in, this Amendment shall have the meanings given them in the Purchase Agreement.

2. New Defined Term. The following definition is added to Article I of the Purchase Agreement:

““Seller’s Preferred Member” means Tyche Health Enterprises, LLC, the holder of the preferred interests in certain Subsidiaries of Seller.”

3. Amendment to Section 7.2. The following condition is added to Section 7.2 of the Purchase Agreement:

“(p) Seller shall have received the consent of Seller’s Preferred Member to the consummation of the transactions contemplated by this Agreement.”

4. Amendments to Article IX.

(a) Section 9.1(c) is deleted and the following is added as Section 9.(1)(b)(ii):

“(ii) any of the conditions set forth in Section 7.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 31, 2012, unless such failure shall be due to the failure of Parent or Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;”

(b) Section 9.1(d) is hereby redesignated as Section 9.1(c) with the current Section 9.1(d)(ii) being deleted and replaced with the following as Section 9.1(c)(ii):

“(ii) any of the conditions set forth in Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by October 31, 2012, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or”

(c) Section 9.1(e) is hereby redesignated Section 9.1(d) but is otherwise unchanged.

5. Ratification. Except as specifically amended herein, the Purchase Agreement shall remain in full force and effect, and is hereby ratified by the Parties. In the event that any terms of this Amendment shall conflict with the terms of the Purchase Agreement, the terms of this Amendment shall prevail. All references herein to the “Purchase Agreement” shall mean the Purchase Agreement as amended by this Amendment. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of the Amendment.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed effective in all respects as of the Effective Date set forth above.

FOUNDATION HEALTHCARE AFFILIATES, LLC

By:	/s/ Robert Byers
Name:	Robert Byers
Title:	President

GRAYMARK HEALTHCARE, INC.

By:	/s/ Stanton Nelson
Name:	Stanton Nelson
Title:	Chief Executive Officer

TSH ACQUISITION, LLC

By:	Graymark Healthcare, Inc.,
its Manager

	By:	/s/ Stanton Nelson
	Name:	Stanton Nelson
	Title:	Manager